EXHIBIT 99.1

News Release

 For Immediate Release

For more information, contact:

John G. Heindel

Chairman, President, Chief Executive Officer, Chief Financial Officer, and Treasurer

Tel: 419-468-7600

PECO II Names Eugene Peden as Senior Vice President / Operations

GALION, Ohio – June 1, 2009 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today the promotion of Eugene Peden to Senior Vice President / Operations. Peden who had served as Vice President of Operations since joining PECO II back in January, 2008 has spent his career in corporate operations positions in Ireland, Thailand, the United Kingdom and the United States.

“During his tenure with PECO II, Eugene Peden had demonstrated the operations leadership that is fundamental to world-class performance,” said John G. Heindel, Chairman, President, Chief Executive Officer, Chief Financial Officer, and Treasurer. “His promotion reflects our tremendous confidence in his ability to take our operations team to new levels of success.”

Peden earned a Bachelor of Engineering degree in mechanical engineering from Queens University in Belfast, Northern Ireland.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

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